===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                PLUG POWER INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                PLUG POWER INC.
                            968 Albany-Shaker Road
                               Latham, NY 12110

                                                                 April 19, 2001

Dear Stockholder:

  You are cordially invited to attend the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of Plug Power Inc., a Delaware corporation (the "Company"), to be held on Wednesday, May 16, 2001, at 10:00 a.m., local time, at the Albany Marriott, 189 Wolf Road, Albany, New York.

  The Annual Meeting has been called for the purpose of (i) electing two Class II Directors, each for a three-year term, (ii) considering and voting upon an amendment to the Company's 1999 Stock Option and Incentive Plan as described in the Proxy Statement, and (iii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on March 23, 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

  The Board of Directors of the Company recommends that you vote "FOR" the election of the two nominees as Class II Directors of the Company and "FOR" the approval of the amendment to the Company's 1999 Stock Option and Incentive Plan.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          Sincerely,

                                          Roger Saillant
                                          President and Chief Executive
                                           Officer

                                PLUG POWER INC.
                            968 Albany-Shaker Road
                               Latham, NY 12110
                                (518) 782-7700

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     To Be Held on Wednesday, May 16, 2001

  NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of Plug Power Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 16, 2001, at 10:00 a.m., local time, at the Albany Marriott, 189 Wolf Road, Albany, New York (the "Annual Meeting") for the purpose of considering and voting upon:

    1. The election of two Class II Directors, each to hold office until the Company's 2004 annual meeting of stockholders and until such director's successor is duly elected and qualified;

    2. An amendment to the Company's 1999 Stock Option and Incentive Plan as described in the Proxy Statement; and

    3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on March 23, 2001 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

  In the event that there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

                                          By Order of the Board of Directors

                                          Ana-Maria Galeano
                                          Corporate Secretary

Latham, NY
April 19, 2001

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                PLUG POWER INC.
                            968 Albany-Shaker Road
                               Latham, NY 12110
                                (518) 782-7700

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                     To Be Held on Wednesday, May 16, 2001

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Plug Power Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 16, 2001, at 10:00 a.m., local time, at the Albany Marriott, 189 Wolf Road, Albany, New York, and any adjournments or postponements thereof (the "Annual Meeting").

  At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

    1. The election of two Class II Directors, each to hold office until the Company's 2004 annual meeting of stockholders and until such director's successor is duly elected and qualified;

    2. An amendment to the Company's 1999 Stock Option and Incentive Plan to increase the number of shares authorized to be issued as further described in this Proxy Statement; and

    3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about April 19, 2001 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on March 23, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only holders of record of the Company's common stock, par value $.01 per share ("Common Stock"), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 43,981,427 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 965 stockholders of record. Each holder of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

  The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a nominee as a director of the Company. A quorum being present, the affirmative vote of a majority of the votes cast is necessary to approve an amendment to the Company's 1999 Stock Option and Incentive Plan.

  Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting. With respect to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes will also have no effect on the outcome of the election of directors. With respect to the approval of the amendment to the Company's 1999 Stock Option and Incentive Plan of the Company, votes may be cast in favor of or against approval, abstentions will be excluded entirely from the vote and will have no effect. Broker non-votes will also have no effect on the outcome of the approval of the amendment.

  Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of the two nominees of the Board of Directors as Class II Directors of the Company as listed in this Proxy Statement and "FOR" approval of the amendment to the 1999 Stock Option and Incentive Plan. It is not anticipated that any matters other than the election of directors and the amendment to the 1999 Stock Option and Incentive Plan will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

  Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by (1) giving written notice of such revocation to the Corporate Secretary of the Company, (2) signing and duly delivering a proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

  The Annual Report of the Company is being mailed to stockholders of the Company concurrently with this Proxy Statement.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The number of directors of the Company is fixed at nine and the Board of Directors currently consists of eight members. The Board of Directors is divided into three classes, with three directors in Class I, two directors in Class II and three directors in Class III. Directors serve for three-year terms with one class of directors being elected by the Company's stockholders at each annual meeting of stockholders.

  At the Annual Meeting, two Class II Directors will be elected to serve until the annual meeting of stockholders in 2004 and until such directors' successors are duly elected and qualified. The Board of Directors has nominated George C. McNamee and Douglas T. Hickey for re-election as Class II Directors. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of George C. McNamee and Douglas T. Hickey as directors. The nominees have agreed to stand for re-election and to serve, if elected, as directors. However, if either nominee fails to stand for re-election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

Vote Required For Approval

  A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a nominee as a director of the Company.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE OF THE BOARD OF DIRECTORS AS A DIRECTOR OF THE COMPANY.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company held fourteen (14) meetings during the fiscal year ended December 31, 2000 ("Fiscal 2000"). Effective July 17, 2000, Mr. Rice replaced Robert L. Nardelli as a Director of the Company and on September 1, 2000, Mr. Hickey replaced Michael J. Cudahy as a Director of the Company. During Fiscal 2000, each of the incumbent directors and/or his or her predecessor attended at least 75% of the total number of meetings of the Board and of the committees of which he or she was a member, except for Messrs. Rice and Shalikashvili each of whom attended 64% and Mr. Earley who attended 71% of the total number of meetings of the Board. The Board of Directors has established an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee").

Audit Committee Report

  The Audit Committee currently consists of Messrs. Garberding (Chairman) and Shalikashvili. The Audit Committee of the Board of Directors of the Company is currently composed of two non-employee directors and we are actively searching for a third independent person to join the committee. The Board has made a determination that the members of the Audit Committee satisfy all requirements as to independence, financial literacy and experience, except that Mr. Garberding is not independent as defined in Nasdaq Marketplace Rule 4200(a)(14). Mr. Garberding does not meet the independence definition because he is a director of DTE Energy Company and Executive Vice President and Chief Financial Officer of DTE Energy and The Detroit Edison Company, an affiliate of Plug Power. Based on Mr. Garberding's unique combination of extensive financial management, audit and accounting experience and his knowledge and understanding of the Company and its industry, the Board of Directors determined that Mr. Garberding's membership on the Audit Committee is required by the best interests of the Company and its stockholders. The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Board of Directors of the Company on April 19, 2000. A copy of the Charter is attached as Exhibit B to this Proxy Statement. The Committee, among other matters, is responsible for the annual recommendation of the independent accountants to be appointed by the Board of Directors as the auditors of the Company, and reviews the arrangements for and the results of the auditors' examination of the Company's books and records, auditors' compensation, internal accounting control procedures, and activities. The Audit Committee also reviews the Company's accounting policies, control systems and compliance activities. The Committee also reviews the Charter of the Audit Committee. This is a report on the Committee's activities relating to Fiscal 2000.

 Review of Audited Financial Statements with Management

  The Audit Committee reviewed and discussed the Company's audited financial statements for Fiscal 2000 with the management of the Company.

 Review of Financial Statements and Other Matters with Independent Accountant

  The Audit Committee discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountants' independence.

 Recommendation that Financial Statements be Included in Annual Report

  Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal 2000 for filing with the Securities and Exchange Commission.

 Fees

  During Fiscal 2000, the Company paid the following fees to PricewaterhouseCoopers, LLP, the Company's independent accountants:

Audit and Quarterly Review Fees:                               $128,200
Financial Information Systems Design and Implementation Fees:      None
All Other Fees:                                                 $80,000

  The Audit Committee has considered whether the provision of the non-audit services above is compatible with maintaining the auditor's independence.

 Other Matters

  In accordance with the rules of the Securities and Exchange Commission, the foregoing information, which is required by paragraphs (a) and (b) of Regulation S-K Item 306, shall not be deemed to be "soliciting material," or to be "filed" with the Commission or subject to the Commission's Regulation 14A, other than as provided in that Item, or to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                                                                 March 30, 2001

Audit Committee:
Larry Garberding (Chairman)
John M. Shalikashvili

Compensation Committee

  The Compensation Committee consisting of Messrs. Earley and McNamee held four meetings during Fiscal 2000. The Compensation Committee reviews and recommends the non-stock compensation arrangements for officers and other senior level employees, reviews general compensation levels for other employees as a group and takes such other action as may be required in connection with the Company's compensation and incentive plans. The entire Board of Directors, however, determines the options or stock grants to eligible persons under the Company's 1999 Stock Option and Incentive Plan (See EXECUTIVE COMPENSATION--"Report of the Compensation Committee and the Board of Directors on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation").

Information about our Directors

  Set forth below is certain information regarding the directors of the Company, including the Class II Directors who have been nominated for re-election at the Annual Meeting.

                                                                        Director
Name                                                                Age  Since
----                                                                --- --------
Class I--Term Expires 2003
Roger B. Saillant..................................................  57   2000
Dr. Walter L. Robb.................................................  72   1997
Anthony F. Earley, Jr.(2)..........................................  51   1997

Class II--Term Expires 2001
George C. McNamee*(2)..............................................  54   1997
Douglas T. Hickey*.................................................  45   2000

Class III--Term Expires 2002
John M. Shalikashvili(1)...........................................  64   1999
Larry G. Garberding(1).............................................  62   1997
John G. Rice.......................................................  44   2000

--------
*  Nominee for re-election.
(1) Member of Audit Committee.
(2) Member of the Compensation Committee.

  The principal occupation and business experience for at least the last five years for each director of the Company is set forth below.

  Roger B. Saillant has served as President & Chief Executive Officer and a member of the Board of Directors since December 2000. Prior to joining Plug Power, Mr. Saillant spent over 30 years with Ford Motor Company and Visteon Corporation, a full-service supplier of technology solutions to automotive manufacturers within the automotive aftermarket, a spin-off of Ford, where he most recently served as Vice President and General Manager of Visteon's Energy Transformation Systems group. Mr. Saillant was responsible for several billion in revenue, including Visteon's Distributive Power unit, and for overseeing 12,000 employees on four continents. While at Ford Motor Company and Visteon Corporation, he held numerous management positions in the areas of component engineering, catalysts, electronics, and manufacturing. Mr. Saillant holds a Bachelor of Science degree in Chemistry from Bowdoin College and a Ph.D. in Chemistry from Indiana University, as well as a post-doctorate degree in Organometallic Chemistry from the University of California.

  Dr. Walter L. Robb has served as a member of the Board of Directors of Plug Power since June 1997. Since 1993, Dr. Robb has served as President of Vantage Management, Inc., a management consulting firm. Prior to 1993, Dr. Robb served as the Senior Vice President for Corporate Research and Development at General Electric Company. In that capacity, Dr. Robb directed the GE Research and Development Center and served on General Electric's Corporate Executive Council. He serves on the Board of Directors of Mechanical Technology Incorporated and Cree Research, Inc., a developer and manufacturer of semiconductor materials and electronic devices and Celgene Corporation, a specialty pharmaceutical company engaged in the development and commercialization of human pharmaceuticals.

  Anthony F. Earley, Jr. has served as a member of the Board of Directors since June 1997. Mr. Earley has served as a director of DTE Energy Company since 1994, as Chairman of the Board and Chief Executive Officer of DTE Energy Company and its subsidiary, The Detroit Edison Company, since 1998, and as President and Chief Operating Officer of DTE Energy and Detroit Edison since 1994. From 1989 to 1994, Mr. Earley served as the President and Chief Operating Officer of Long Island Lighting Company. Mr. Earley currently serves as a director of Comerica Bank and Mutual of America Capital Management Corporation. Mr. Earley received a Bachelor of Science degree in Physics, a Master of Science degree in Engineering, and a Juris Doctorate from the University of Notre Dame.

  George C. McNamee has served as Chairman of the Board of Directors since June 1997. Mr. McNamee has served as Chairman since 1984 and as Co-Chief Executive Officer since 1993 of First Albany Companies, Inc., a publicly traded holding company the principal subsidiaries of which are First Albany Corporation, a specialty investment banking firm, and First Albany Asset Management, an investment advisor to individuals and institutions. Mr. McNamee previously served as President of First Albany Companies from 1975 to 1989. Mr. McNamee has served as a director of Mechanical Technology Incorporated since 1996 and as Chief Executive Officer since 1998, and previously served as Chairman of the Board from 1996 to 1998. Mr. McNamee also serves as a director of MapInfo Corporation, a maker of mapping software products, application development tools, and data products, and the META Group, Inc., a company that provides market assessments for clients in the information technology industry. Mr. McNamee is a member of the Board of Directors of the New York Stock Exchange, the New York State Science and Technology Foundation, and the New York Conservation Education Fund. Mr. McNamee received his Bachelor of Arts degree from Yale University.

  Douglas T. Hickey has served as a member of the Board of Directors since September 2000. Mr. Hickey most recently served as Chief Executive Officer and Director of Critical Path Inc., a provider of Internet messaging and collaboration solutions for Internet service providers, from October 1998 to February 2001. Prior to joining Critical Path, from July 1996 to October 1998, he was Executive Vice President of Frontier Communications Corporation, a telecommunications company, and President of Frontier GlobalCenter, leading Frontier's strategic direction into the Internet and data environment. Prior to joining Frontier GlobalCenter, from December 1994 to July 1996, he was President of Internet services at MFS Communications, an Internet service provider. Before joining MFS Communications, Mr. Hickey was general manager of North American sales and field operations at Ardis, a wireless communications company of Motorola. Mr. Hickey holds a degree in Economics from Siena College.

  John M. Shalikashvili (U.S. Army-ret.) has served as a member of the Board of Directors of Plug Power since November 1999. General Shalikashvili was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and National Security Council by serving as the thirteenth Chairman of the Joint Chiefs of Staff, Department of Defense, for two terms from 1993 to 1997. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander in Chief of all United States forces in Europe and as NATO's tenth Supreme Allied Commander, Europe. He has also served in a variety of command and staff positions in the continental United States, Alaska, Belgium, Germany, Italy, Korea, Turkey and Vietnam. General Shalikashvili is currently a director of L-3 Communications Holdings, Inc., a manufacturer of communications and related equipment, and United Defense Industries, Inc., a privately held manufacturer of military track equipment and naval armament. General Shalikashvili received a Bachelor of Science degree in Mechanical Engineering from Bradley University and a Master of Arts degree in International Affairs from George Washington University, and is a graduate of the Naval Command and Staff College and the United States Army War College.

  Larry G. Garberding has served as a member of the Board of Directors since June 1997. Mr. Garberding has served as a director of DTE Energy Company since 1990 and as Executive Vice President and Chief Financial Officer of DTE Energy and its subsidiary, The Detroit Edison Company, since 1995. Mr. Garberding received a Bachelor of Science degree in industrial administration from Iowa State University. Mr. Garberding is extensively involved with the United Way of Southern Michigan, is a director/trustee of the Detroit Medical Center and the Detroit Symphony Orchestra Hall, and is a Chairman of the Board of ArtServe Michigan.

  John G. Rice has served as a member of the Board of Directors since July 2000. Mr. Rice has served since December 2000 as President and Chief Executive Officer of GE Power Systems, a division of the General Electric Company that is headquartered in Atlanta, Georgia. Mr. Rice began his General Electric career in 1978 as a member of the Financial Management Program, moving to the Corporate Audit Staff in 1981. He became Manager, Materials at GE Appliances, Louisville in 1984. In 1986, he became Manager, Quality Control Production Engineering and Materials Operation for GE Appliances. Mr. Rice became President, GEM Products, Inc., Garden Grove, California in 1987; following which he held general management positions in Louisville in Consumer Service and Production Operations. In August 1990, Mr. Rice became General Manager, Material Resources, GE Appliances, and in 1992, he was named President and Chief Operating Officer of Camco Inc. located in Canada. In 1994, he assumed leadership of the Corporate Audit Staff and a year later was appointed President, GE Plastics Pacific in Singapore. Mr. Rice was appointed President and CEO, GE Transportation Systems Erie, PA in September 1997 and Chief Operating Officer of GE Power Systems in June 2000. Mr. Rice also currently serves on the Board of Trustees of Hamilton College and the Board of Directors for the Business Council of New York State, Inc. Mr. Rice holds a degree in Economics from Hamilton College.

Director Compensation

  Directors who are employees receive no additional compensation for their services as directors. Non-employee directors receive cash compensation of $1,000 for each Board meeting attended in person and $500 for each Board meeting attended by telephone. Non-employee directors are eligible to participate in our 1999 Stock Option and Incentive Plan at the discretion of the full Board of Directors. In accordance with a policy approved by our Board of Directors, upon initial election or appointment to the Board of Directors, new non-employee directors receive non-qualified stock options to purchase 15,000 shares (50,000 shares for any new non-employee Chairman) of Common Stock that are fully vested upon grant. Each year of a non-employee director's tenure, the director will receive non-qualified options to purchase 10,000 shares (20,000 shares for any non-employee Chairman) of Common Stock, plus non-qualified options to purchase an additional 5,000 shares of Common Stock for a non-employee director serving as chairman of the Audit Committee and non-qualified options to purchase an additional 2,000 shares of Common Stock for a non-employee director serving as chairman of any other committee, including the Compensation Committee. These annual options fully vest on the first anniversary of the date of grant. During 2000, options to purchase 15,000 shares were granted to each of Messrs. Rice and Hickey, 10,000 shares were granted to each of Messrs. Earley, Robb and Shalikashvili, 15,000 shares were granted to Mr. Garberding and 20,000 shares were granted to Mr. McNamee as compensation for their services as directors. Each of Messrs. Earley and Garberding has assigned to DTE Energy Company their right to receive cash director compensation and have assigned their right to receive shares underlying any options and any proceeds from the sale of such shares to DTE Energy. Mr. Rice has assigned to General Electric Company his right to receive cash director compensation and has assigned his right to receive shares underlying any options and any proceeds from the sale of such shares to General Electric Company.

                              EXECUTIVE OFFICERS

  The names and ages of all executive officers and key employees of the Company and the principal occupation and business experience for at least the last five years for each are set forth below.

Name                      Age                      Position
----                      --- --------------------------------------------------
Roger B. Saillant........  57 President, Chief Executive Officer and Director
Gregory A. Silvestri.....  40 Chief Operating Officer
Louis R. Tomson..........  60 Senior Vice President of Corporate Development
Mark Sperry..............  40 Vice President and Chief Marketing Officer
Dr. John Elter...........  59 Vice President of Research and System Architecture

Key Employees
Paul Burton..............  40 Vice President of Manufacturing
Dr. Glenn A. Eisman......  50 Chief Technology Officer
Dr. William D. Ernst.....  61 Vice President and Chief Scientist
Ana-Maria Galeano........  33 General Counsel and Corporate Secretary
Robert Sinuc.............  56 Vice President of Engineering

  Gregory A. Silvestri has served as Chief Operating Officer since August 2000. In that capacity, Mr. Silvestri manages the full range of manufacturing activities, develops the strategy and structures alliances with key component suppliers. From May 1991 to May 1999, Mr. Silvestri served in a number of senior general management positions responsible for North American and Asia-Pacific operations for Norton Company, an operating unit of Saint-Gobain Corporation that supplies engineered materials to a variety of industries. Prior to that time, Mr. Silvestri served as an Engagement Manager within the Industrial Practice Group of McKinsey & Company. Mr. Silvestri received his Bachelor of Science and Engineering degree in Chemical Engineering from Princeton University and a Masters in Business Administration degree, with honors, from the University of Virginia.

  Louis R. Tomson has served as Senior Vice President of Corporate Development since January 1999. In that capacity, Mr. Tomson manages business development, government relations and legal affairs. From January 1995 to January 1999, Mr. Tomson was Deputy Secretary and subsequently First Deputy Secretary to Governor George E. Pataki of the State of New York. Mr. Tomson was also the Governor's Chief Policy Maker for energy and communications and served as the Governor's liaison to New York's Public Service Commission and to New York's more than 60 public authorities. From 1992 to December 1994, Mr. Tomson was a partner in the law firm of Plunkett & Jaffe in New York City. Mr. Tomson currently serves as the Chairman of the New York State Thruway Authority. Mr. Tomson received a Bachelor of Arts degree from Columbia College and a Juris Doctorate from Columbia Law School.

  Mark Sperry has served as Vice President and Chief Marketing Officer since May 2000. In that capacity, Mr. Sperry is responsible for all sales and marketing activities including product strategy development, channel management, market engagement and marketing communications. Additionally, he manages the product delivery function, field service and applications development activities for Plug Power. Prior to joining Plug Power, Mr. Sperry spent 15 years at Xerox Corporation, where he most recently served as Vice President and General Manager for the Production Color Business within the North American Solutions Group. While at Xerox, he held positions in finance, operations, marketing and strategy including world wide marketing responsibility for the DocuTech product family. Mr. Sperry received Bachelor's Degrees in Economics and Political Science from Dickinson College and a Masters in Business Administration from Syracuse University.

  Dr. John Elter has served as Vice President of Research and Systems Architecture since March 2001. Prior to joining Plug Power, Dr. Elter worked at Eastman Kodak Corporation, where he most recently served as Vice President and Chief Technology Officer in the professional division. Prior to Kodak, Dr. Elter spent over 30 years at Xerox Corporation, where he held management positions in advanced technology, engineering, quality, strategy and architecture, business development, and operations. Dr. Elter holds a Bachelor of Science degree in Mechanical Engineering from Purdue University, a Master of Science degree in Mechanical Engineering from New York University, and a Ph.D. in Mechanical and Aerospace Sciences from the University of Rochester.

  Paul Burton has served as Vice President of Manufacturing since October 1999. In that capacity, Mr. Burton is charged with leading Plug Power's transition from building prototypes to full-scale manufacturing, directing the operations in production, test and verification, sourcing, manufacturing engineering, quality, facilities, environmental health and safety and business systems. Prior to joining Plug Power, Mr. Burton spent 5 years with Wabtec Corporation, as Vice President and General Manager of their Engine Systems Company. Previous to that position, Mr. Burton was the Managing Director of the Northeast Manufacturing Technology Center, a joint venture between the National Institute of Standards and Technology (NIST), Rensselaer Polytechnic Institute and the New York State Science and Technology Foundation. Mr. Burton also spent 10 years with General Electric in various positions of increasing responsibility that concluded with the Manager of Operations function at the Aerospace plant in Pittsfield, Massachusetts. Additionally, Mr. Burton led a GE spin-off company, Environment One Corporation through a rapid growth phase as Vice President and Director of Manufacturing. Mr. Burton received a Bachelor's Degree in Mechanical Engineering from Union College and graduated from General Electric's corporate Manufacturing Management Program.

  Dr. Glenn A. Eisman has served as Chief Technology Officer since November 1998. In that capacity, Dr. Eisman manages the development of fuel cell membranes and electrodes and other related technology. From June 1998 to November 1998, Dr. Eisman served as our Director of Technology. From 1984 to June 1998, Dr. Eisman held various technical positions at The Dow Chemical Company where, from 1984 to 1989, he directed and conducted research pertaining to all aspects of PEM fuel cell development efforts, including polymer materials science, catalysts, coatings technology and electrochemical techniques. From 1980 to 1983, Dr. Eisman was the Robert A. Welch Research Fellow in Materials Science and Engineering at the University of Texas-Austin. Dr. Eisman received a Bachelor of Science in Chemistry degree from Temple University and a Ph.D. in Physical Inorganic Chemistry from Northeastern University.

  Dr. William D. Ernst has served as Vice President and Chief Scientist since June 1997. In that capacity, Dr. Ernst is responsible for advancing our scientific, competitive and intellectual property position within the fuel cell industry and serves as Principal Investigator for government-sponsored programs. From 1989 to June 1997, Dr. Ernst held various positions at Mechanical Technology Incorporated, including Program Director for its automotive fuel cell development program and Manager of Power Systems, in which capacity he initiated their fuel cell development program and directed all fuel cell programs and technical development activities. Dr. Ernst received a Master of Science in Engineering degree from the Massachusetts Institute of Technology and a Ph.D. in Aeronautical Engineering from Rensselaer Polytechnic Institute.

  Ana-Maria Galeano has served as General Counsel and Corporate Secretary since April 1998. In that capacity, Ms. Galeano advises the company on legal issues in such areas as corporate law, contracts, strategic alliances and intellectual property. From September 1993 to April 1998, Ms. Galeano served as an attorney at the law firm of Whiteman, Osterman & Hanna in Albany, New York, where she participated in the formation of Plug Power. Ms. Galeano received a Bachelor of Arts degree from the State University of New York at Binghamton and a Juris Doctorate from Brooklyn Law School.

  Robert Sinuc has served as Vice President of Engineering since December 2000. In that capacity, Mr. Sinuc is responsible for ensuring system integration to increase reliability and drive cost and size efficiency of the overall product. Prior to joining Plug Power, Mr. Sinuc was President of Sinuc Consulting from February 2000 to December 2000. Privious to that position, Mr. Sinuc served as the Vice President of Global Engineering from July 1996 to February 2000 for Honeywell/AlliedSignal Friction Materials, where he was responsible for the development and design of all Bendix/Jurid braking materials. Prior to that time Mr. Sinuc held various engineering and operation positions with GE Plastics and GE Silicones and Exxon Research and Engineering. Mr. Sinuc has a Bachelor of Science in Chemical Engineering from Worcester Polytechnic Institute

  Each of the officers holds his or her respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

                            EXECUTIVE COMPENSATION

Summary Compensation

  The following table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to the individuals serving as the Company's Chief Executive Officer and the four other most highly compensated executive officers during Fiscal 2000 and one other highly compensated executive officer at the end of Fiscal 2000 (the "Named Executive Officers").

                          Summary Compensation Table

                                   Annual
                                Compensation   Long-Term Compensation
                              ---------------- -----------------------
                                                Restricted  Securities
   Name and Principal                             Stock     Underlying    All Other
        Position         Year  Salary   Bonus  Awards($)(1) Options(#) Compensation(2)
   ------------------    ---- -------- ------- ------------ ---------- ---------------
Roger Saillant(3)....... 2000 $    --  $85,875       --      750,000       $  --
  President and          1999      --      --        --          --           --
  Chief Executive
   Officer               1998      --      --        --          --           --

Gregory A.
 Silvestri(4)........... 2000  205,608  60,000       --       50,000          --
  Chief Operating
   Officer               1999   93,688  12,800    19,200     200,000          --
                         1998      --      --        --          --           --

Louis R. Tomson(5)...... 2000  138,077     --        --       40,000        5,523
  Senior Vice President
   of                    1999  114,231  15,000    15,000     175,000        1,201
  Corporate Development  1998      --      --        --          --           --

Mark Sperry(6).......... 2000  134,615  30,000       --      140,000       80,965
  Vice President and
   Chief                 1999      --      --        --          --           --
  Marketing Officer      1998      --      --        --          --           --

William H. Largent(7)... 2000  164,289     --        --       35,000          --
  (former Chief
   Financial             1999   96,923  12,500    12,500     175,000          --
  Officer and Treasurer) 1998      --      --        --          --           --

Gary Mittleman(8)....... 2000  205,000     --        --          --         7,096
  (former President and  1999  189,231  50,100       --      200,000        6,723
  Chief Executive
   Officer)              1998  152,885  45,000       --      100,000        6,115

Dr. Manmohan Dhar(9).... 2000  132,596     --        --       40,000        2,812
  (former Vice President
   and                   1999  110,000  14,000    21,000     125,000        2,708
  Chief Engineer)        1998  103,269     --        --       30,000        2,692

--------
(1) The amounts in this column represent shares of restricted Common Stock issued on January 28, 2000, for services rendered in 1999, valued at $83.50 per share, which was based on the closing sale price of the Common Stock on the date of grant. The recipients of restricted Common Stock awards are entitled to receive dividends on shares they hold prior to vesting. The named officer must be employed through January 28, 2001, to receive the Common Stock free of restrictions. Restricted shares were awarded to Mr. Silvestri (230), Mr. Tomson (180), Mr. Largent (150) and Dr. Dhar (252). Dr. Dhar forfeited his restricted stock award upon his termination from the Company, effective December 1, 2000.

(2) Amounts in this column represent the dollar value of matching contributions we made under our 401(k) Savings and Retirement Plan, except for Mr. Sperry which amounts represent moving and relocation expenses of $80,965.
(3)  Mr. Saillant started with Plug Power in December 2000.
(4)  Mr. Silvestri started with Plug Power in July 1999.
(5)  Mr. Tomson started with Plug Power in January 1999.
(6)  Mr. Sperry started with Plug Power in May 2000.
(7) Mr. Largent started with Plug Power in May 1999. Effective February 23, 2001, Mr. Largent resigned from his positions of Chief Financial Officer and Treasurer.
(8)  Mr. Mittleman resigned from all positions with Plug Power on August 22,
     2000.
(9)  Mr. Dhar resigned from all positions with Plug Power on December 1, 2000.

                       Option Grants In Last Fiscal Year

                                         Individual Grants
                            --------------------------------------------
                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                            Annual Rates of
                            Number of   Percent of                            Stock Price
                            Securities Total Options                          Appreciation
                            Underlying  Granted to   Exercise              for Option Term(2)
                             Options   Employees in   Price   Expiration ----------------------
Name                        Granted(1)  Fiscal Year  (Share)     Date        5%         10%
----                        ---------- ------------- -------- ---------- ---------- -----------
Roger Saillant.............  750,000       30.1%      $11.19  12/15/2010 $5,278,000 $13,375,500


Gregory A. Silvestri.......   50,000        2.0%       83.50   1/28/2010  2,625,600   6,653,900

Louis R. Tomson............   40,000        1.6%       83.50   1/28/2010  2,100,500   5,323,100

Mark Sperry................   70,000        2.8%       87.00    5/1/2010  3,830,000   9,705,900
                              70,000        2.8%       19.25  11/16/2010    847,400   2,147,600

William H. Largent.........   35,000        1.4%       83.50   1/28/2010  1,837,900   4,657,700

Gary Mittleman(3).............   --         --           --          --         --          --

Dr. Manmohan Dhar(4)..........40,000        1.6%       83.50   1/28/2010  2,100,500   5,323,100

--------
(1) All options were granted under our 1999 Stock Option Plan and have a 10-year term. All options shown in this table as granted to Mr. Saillant vest 15% on the first and second anniversaries of the grant date, 20% on the third anniversary of the grant date and 25% on the fourth and fifth anniversaries of the grant date. All other options shown in this table vest 20% after completion of one year of continuous employment and an additional 20% on the first, second, third and fourth anniversaries of the date of grant.
(2) Potential realizable value is based on the assumption that Plug Power's Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the 10-year term. These numbers are calculated based upon Securities and Exchange Commission requirements and do not reflect Plug Power's projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of Common Stock subject to a given option by the fair market value on the date of grant, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire 10-year term of the option and subtracting from that the aggregate option exercise price.
(3)  Mr. Mittleman resigned from all positions with Plug Power on August 22,
     2000.
(4)  Mr. Dhar resigned from all positions with Plug Power on December 1, 2000.

Fiscal Year-End Option Values

  Option Exercises and Option Values. The following table sets forth information concerning the number and value of unexercised options to purchase Common Stock of the Company held by the Named Executive Officers of the Company who held such options at December 31, 2000.

              Aggregated Option Exercises in the Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                             Number of Securities
                                                            Underlying Unexercised     Value of Unexercised
                                                                  Options at           In-the-Money Options
                                                              Fiscal Year-End(#)     at Fiscal Year-End($)(1)
                         Shares Acquired                   ------------------------- -------------------------
          Name           on Exercise(#)  Value Realized($) Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ----------------- ----------- ------------- ----------- -------------
Roger Saillant..........         --                --            --       750,000           --     2,623,125
Gregory A. Silvestri....         --                --         90,000      160,000       641,400      962,100
Louis R. Tomson.........      37,800         1,966,708        40,200      137,000       175,238      812,138
Mark Sperry.............         --                --            --       140,000           --           --
William H. Largent......      30,000         1,577,100        47,000      133,000       234,100      711,938
Gary Mittleman..........     134,439         3,813,874       405,561      160,000     5,515,124    1,710,000
Dr. Manmohan Dhar.......      84,000         3,671,798           --           --            --           --

--------
(1) Based on the last reported sale price on the Nasdaq National Market on December 31, 2000, less the option exercise price.

Employment Agreements

  Mr. Saillant has an employment agreement for a term expiring December 31, 2001, with automatic one-year renewals thereafter unless the Company or Mr. Saillant gives notice to the other to the contrary. Mr. Saillant receives an annual base salary of $300,000 and is eligible to: (i) receive an annual incentive bonus with a target amount equal to 100 percent of his annual base salary; (ii) participate in all savings and retirement plans; and (iii) participate in all benefit and executive perquisites. Mr. Saillant is also entitled to receive a restricted stock award equivalent to the amount of restricted stock he forfeited as a result of his retirement from Ford/Visteon. This restricted stock award will vest on the same schedule that the restricted Ford/Visteon shares would have vested. In addition, Mr. Saillant is entitled to receive a cash bonus payment equal to what he would have earned from Ford/Visteon for the year 2000. Mr. Saillant's employment may be terminated by the Company for "cause", as defined in the agreement, or by Mr. Saillant for "good reason", as defined in the agreement, or without "good reason" upon sixty days' prior notice to the Company. If Mr. Saillant's employment is terminated by the Company for any reason other than cause, death or disability, or in the event that Mr. Saillant terminates his employment with the Company and is able to establish "good reason", the Company is obligated to pay Mr. Saillant the sum of the following amounts: (i) expected bonus through the date of termination; plus (ii) either, two years' annual base salary and two years' expected bonus if the date of termination occurs within one year after a change in control of the Company, or one year's annual salary and expected bonus if the termination occurs either in the absence of a change in control or more than one year beyond a change in control. In the event, of a termination for "good reason," Mr. Saillant is entitled to be fully vested in any outstanding restricted stock, stock options and other stock awards previously granted. Furthermore, the Company is required to continue paying health insurance and other benefits to Mr. Saillant or his eligible family members for the applicable period.

  We amended our agreement with Gregory A. Silvestri, our Chief Operating Officer, effective October 2, 2000 to provide that he will receive 100% of his base salary, continuation of employee benefits and vesting of stock options for twelve months if we terminate his employment for any reason. Mr. Silvestri's agreement survives both or either (a) a merger, reorganization or consolidation, or (b) a sale of all or substantially all of the assets or stock of our company.

  Mr. Tomson has an employment agreement with us which provides that he will receive 50% of his base salary on the date of termination, continuation of employee benefits and vesting of stock options for twelve months if we terminate his employment for reasons other than a disability, gross misconduct, negligence, failure to perform job functions in a satisfactory manner, theft, dishonesty, or fraud.

  Mr. Largent has an employment agreement with us in which he agrees to work part-time for the Company from his office in the Central Ohio area. Mr. Largent will receive an annual salary of $50,000 and is entitled to participate in the Company's medical insurance plan.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

  The Compensation Committee reviews and evaluates individual executive officers and determines the compensation for each executive officer. In general, compensation is designed to attract, retain and motivate a superior executive team, reward individual performance, relate compensation to Company goals and objectives and align the interests of the executive officers with those of the Company's stockholders.

  Compensation for the Named Executive Officers during Fiscal 2000 included salary and bonus awards. Base salary was determined by reviewing the previous levels of base salary, base salaries paid by comparable companies to executives with similar responsibilities, perceived level of individual performance and the overall performance of the Company. No specific weight was given to any of these factors in the evaluation of base salaries because each of these factors was considered significant and the relevance of each varies depending on an officer's responsibilities.

  For Fiscal 2000, bonus amounts were based on the Named Executive Officers' specific contributions made during the year toward the Company's goals established at the beginning of the year. Bonus amounts are paid in cash during the first quarter after year-end. Stock options are also granted to executive officers based upon their specific responsibilities and are granted by the full Board of Directors. The Compensation Committee believes that with current salary and bonus structure along with stock option grants, which generally vest over a four-year period, the executive team is properly motivated to achieve the short- and long-term goals of the Company.

Chief Executive Officer's Fiscal 2000 Compensation

  Effective December 15, 2000, the Board of Directors elected Roger Saillant as President and Chief Executive Officer of the Company. In considering and approving Mr. Saillant's compensation, the Board of Directors reviewed information regarding the compensation paid to the chief executive officers of comparable public companies in our industry and considered Mr. Saillant's previous salary at Ford/Visteon. Mr. Saillant's initial annual base salary was set at $300,000 and he is eligible for an annual incentive bonus with a target amount equal to 100 percent of his annual base salary, as approved by the Board or Compensation Committee. Additionally, Mr. Saillant is entitled to a restricted stock award and cash bonus payment equivalent to the amount he would have received from Ford/Visteon for the year 2000. In connection with his election as President and Chief Executive Officer, the Board also granted Mr. Saillant an option to purchase 750,000 shares of the Company's common stock, which amount was determined after the Company reviewed similar awards for chief executive officers of comparable public companies.

  Mr. Mittleman received compensation as the Company's President and Chief Executive Officer until August 22, 2000 at which time he resigned from all of his positions with Plug Power. Mr. Mittleman's annual base salary and incentives were determined by reviewing his previous base salary, base salaries paid by comparable companies to executives with similar responsibilities, perceived level of individual performance and the overall performance of the Company.

  The Budget Reconciliation Act of 1993 amended the Internal Revenue Code to add Section 162(m), which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1 million per year. The Compensation Committee does not believe that this law will impact the Company because the current level of compensation for each of the Company's executive officers is well below the $1 million salary limitation. The Compensation Committee will continue to evaluate the impact of such provisions and take such actions as it deems appropriate.

  Compensation Committee:
   Anthony F. Earley, Jr.
   George C. McNamee

Compensation Committee Interlocks and Insider Participation

  During Fiscal 2000, Messrs. Earley and McNamee, neither of whom is an employee of the Company, served as members of the Compensation Committee. For information regarding their relationships with the Company, see "Certain Relationships and Related Transactions" below.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  First Albany Companies, Inc. (FAC), owns approximately 34% of the outstanding Common Stock of Mechanical Technology Inc. (MTI) which beneficially owns approximately 30% of our Common Stock. George C. McNamee, the Chairman and Co-Chief Executive Officer of FAC and the Chairman and Chief Executive Officer of MTI, is currently the Chairman of the Board of Directors of Plug Power, and is a nominee for re-election at the 2001 annual meeting. Dr. Walter L. Robb, a director of MTI, is a director of Plug Power.

  Edison Development Corporation (EDC) beneficially owns approximately 32% of our outstanding Common Stock. Anthony F. Earley, Jr., the Chairman, Chief Executive Officer, President and Chief Operating Officer of DTE Energy Company, is a director of Plug Power. Larry G. Garberding, a director, Executive Vice President and Chief Financial Officer of DTE Energy Company is also director of Plug Power. DTE Energy Company is the parent company of EDC.

  GE Power Systems Equities, Inc., a wholly-owned subsidiary of GE MicroGen Inc. (which is a wholly owned subsidiary of General Electric Company and controlled by GE Power Systems) beneficially owns 12% of our outstanding Common Stock. John G. Rice, President and Chief Executive Officer of GE Power Systems, is a director of Plug Power.

  In February 1999, we entered into an agreement with GE MicroGen, Inc. (formerly GE On-Site Power) to create GE Fuel Cell Systems (GEFCS), a joint venture owned 75% by GE MicroGen and 25% by Plug Power, which is dedicated to marketing, selling, installing, and servicing Plug Power residential fuel cell systems on a worldwide basis (other than in the states of Illinois, Indiana, Michigan and Ohio). In connection with the formation of GE Fuel Cell Systems and the execution of our distribution agreement, we issued 2,250,000 shares of our Common Stock to GE MicroGen, some of which shares were subject to vesting restrictions.

  We subsequently amended our agreement with GE MicroGen to vest all remaining shares. In addition, we agreed to purchase $12.0 million of technical support services from General Electric Company during the next three years. We also agreed with GE MicroGen to use our best efforts to cause one individual nominated by GE Power Systems to be elected to our Board of Directors for as long as our distribution agreement with GE Fuel Cell Systems remains in effect.

  During 2000, we completed an amendment to our distribution agreement with GE Fuel Cell Systems that defines product specifications and delivery schedules for pre-commercial and commercial model introductions. The new agreement also allows GE Fuel Cell Systems to extend the existing 10-year agreement by an additional 5 years, to 2014, although GE Fuel Cell Systems may terminate the agreement earlier if, among other reasons, we fail to use best efforts to remain in compliance with any of the following GE Fuel Cell Systems requirements: to deliver systems on schedule; to deliver systems that meet specifications, cost requirements and regulatory requirements; to obtain all necessary approvals and certifications for our systems; or to produce competitive commercial fuel cell systems. In 2001, we further amended our distribution agreement with GE Fuel Cell Systems to redefine certain of these best efforts obligations.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

  Below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Company's Common Stock, with the total return of companies included within the Nasdaq Composite Index and the companies included within the Standard & Poor's High Tech Composite Index for the period commencing October 29, 1999 and ending December 31, 2000. The calculation of total cumulative return assumes a $100 investment in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Standard & Poor's High Tech Composite Index on October 29, 1999, the date of the Company's initial public offering, and the reinvestment of all dividends. The beginning measurement point is established by the market close on October 29, 1999, the first day on which the Company's Common Stock was publicly traded.

                       [PERFORMANCE GRAPH APPEARS HERE]
                                   10/29/99       12/31/99      12/31/00
                                -----------------------------------------
      Nasdaq Composite             $ 100.00       $ 137.18       $ 83.28
      S&P High Tech Composite      $ 100.00       $ 127.47       $ 79.30
      Plug Power                   $ 100.00       $ 176.56       $ 91.81

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 30, 2001 by:

 .  all persons known by us to own beneficially 5% or more of the Common Stock;

 .  each of our directors;

 .  the executive officers listed in the Summary Compensation Table; and

 .  all directors and executive officers as a group.

                                               Shares Beneficially Owned(1)
                                               -------------------------------
Name of Beneficial Owners                         Number(2)        Percent
-------------------------                      ----------------- -------------
DTE Energy Company (3)........................        13,934,315         31.5%
Mechanical Technology Incorporated............        13,246,815         30.1
General Electric Company (4)..................         5,250,000         11.9
Anthony F. Earley, Jr. (5)....................        13,973,315         31.8
Larry G. Garberding (6).......................        13,984,315         31.8
Douglas T. Hickey (7).........................            15,000       *
George C. McNamee (8).........................        13,914,315         31.5
John G. Rice (9)..............................         5,265,000         12.0
Dr. Walter L. Robb (10).......................           105,000       *
John M. Shalikashvili (11)....................            35,500       *
Roger Saillant (12)...........................             1,000       *
Gregory A. Silvestri (13).....................           101,230       *
Mark Sperry (14)..............................            28,000       *
Louis R. Tomson (15)..........................            76,380       *
William H. Largent (16).......................            68,000       *
Dr. Manmohan Dhar.............................                 0       *
Gary Mittleman (17)...........................           296,571       *
All executive officers, directors, and
 director-nominees as a group (14
 persons)(18).................................        33,929,311         75.1

--------
 *  Represents less than 1% of the outstanding shares of Common Stock
(1) Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned by the stockholder. The address of Mechanical Technology, Inc. is 30 South Pearl Street, Albany, New York 12207. The address of Edison Development Corporation is c/o DTE Energy Company, 2000 Second Avenue, 644 WCB, Detroit, Michigan 48226. The address of General Electric is c/o GE Power Systems, One River Road, Schenectady, New York 12345. The address of all other listed stockholders is c/o Plug Power Inc., 968 Albany-Shaker Road, Latham, New York 12110.
(2) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 30, 2001, through the exercise of any warrant, stock option or other right. The inclusion in this proxy statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options held by such person that are exercisable within 60 days of March 30, 2001, but excludes shares of Common Stock underlying options held by any other person. Percentage of beneficial ownership is based on 43,954,607 shares of Common Stock outstanding as of March 30, 2001.
(3) Includes 13,934,315 shares owned of record by Edison Development Corporation, an indirect wholly-owned subsidiary of DTE Energy Company, of which 230,000 are shares of Common Stock issuable upon the exercise of outstanding options that are exercisable within 60 days of March 30, 2001.
(4) Includes 5,250,000 shares of Common Stock owned of record by GE Power Systems Equities, Inc., a wholly-owned subsidiary of GE MicroGen, Inc. (formerly GE On-Site Power, Inc.), and an indirect wholly-owned subsidiary of General Electric Company that operates within its GE Power Systems business.
(5) Includes 13,934,315 shares owned of record by Edison Development Corporation, an indirect wholly-owned subsidiary of DTE Energy Company, of which 230,000 are shares of Common Stock issuable upon the exercise of outstanding options that are exercisable within 60 days of March 30, 2001. Mr. Earley, a director and executive officer of DTE Energy, may be deemed the beneficial owner of these shares. Mr. Earley disclaims beneficial ownership of these shares. Also includes 35,000 shares of Common Stock issuable upon exercise of outstanding options held by Mr. Earley that are exercisable within 60 days of March 30, 2001. Mr. Earley has assigned to DTE Energy Company his right to receive the shares underlying such options and any proceeds from the sale of such shares.
(6) Includes 13,934,315 shares owned of record by Edison Development Corporation, an indirect wholly-owned subsidiary of DTE Energy Company, of which 230,000 are shares of Common Stock issuable upon the exercise of outstanding options exercisable within 60 days of March 30, 2001. Mr. Garberding, a director and executive officer of DTE Energy, may be deemed the beneficial owner of these shares. Mr. Garberding disclaims beneficial ownership of these shares. Also includes 40,000 shares of Common Stock issuable upon exercise of outstanding options held by Mr. Garberding that are exercisable within 60 days of March 30, 2001. Mr. Garberding has assigned to DTE Energy Company his right to receive the shares underlying such options and any proceeds from the sale of such shares.
(7) Includes 15,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of March 30, 2001.
(8) Includes 13,246,815 shares of Common Stock owned of record by Mechanical Technology. Mr. McNamee, a director and Chief Executive Officer of Mechanical Technology, may be deemed the beneficial owner of these shares. Mr. McNamee disclaims beneficial ownership of these shares. Also includes 200,000 shares of Common Stock issuable upon exercise of outstanding options held by Mr. McNamee that are exercisable within 60 days of March 30, 2001.
(9) Includes 5,250,000 shares of Common Stock owned of record by GE Power Systems Equities, Inc., a wholly-owned subsidiary of GE MicroGen Inc. (formerly GE On-Site Power, Inc.), and an indirect wholly-owned subsidiary of General Electric Company that operates within its GE Power Systems business. Mr. Rice, a Senior Vice President of General Electric Company and the President and Chief Executive Officer of GE Power Systems, disclaims beneficial ownership of these shares. Also includes 15,000 shares of Common Stock issuable upon exercise of outstanding options held by Mr. Rice that are exercisable within 60 days of March 30, 2001. Mr. Rice has assigned to General Electric Company his right to receive the shares underlying such options and any proceeds from the sale of such shares.
(10) Includes 95,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of March 30, 2001.

(11) Includes 35,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of March 30, 2001.
(12) All shares shown represent shares of Common Stock owned by Mr. Saillant as of March 30, 2001.
(13) Includes 100,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of March 30, 2001.
(14) Includes 28,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of March 30, 2001.
(15) Includes 73,200 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of March 30, 2001.
(16) Includes 79,000 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of March 30, 2001.
(17) Includes 296,571 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of March 30, 2001.
(18) Includes 1,241,771 shares of Common Stock issuable upon exercise of outstanding options held by the executive officers, directors and director-nominees as a group that are exercisable within 60 days of March 30, 2001.

                                  PROPOSAL 2

               AMENDMENT TO 1999 STOCK OPTION AND INCENTIVE PLAN

Proposal

  In January 2001, our Board of Directors voted to amend the Plug Power Inc. 1999 Stock Option and Incentive Plan (the "Plan") and is recommending this amendment to the Plan to our stockholders for approval. The amendment to the Plan will become effective only if this Proposal is approved by our stockholders.

  The amendment to the Plan would authorize the Company to issue up to an additional 2,000,000 shares of Common Stock pursuant to various stock incentive awards under the Plan, bringing the total reserved shares authorized to be issued under the Plan (including previously issued shares of Common Stock and shares issuable under outstanding options) from 4,128,632 shares plus 16.4 percent of any net increase in shares of outstanding Common Stock since the preceding July 1 or January 1 to 6,128,632 shares plus 16.4 percent of any net increase in shares of outstanding Common Stock since the preceding July 1 or January 1. The number of shares of Common Stock available for issuance under the Plan will be increased by the amount of any forfeitures under the Plan and under the 1997 Stock Option Plan. The number of shares of Common Stock reserved for issuance under the Plan is subject to adjustment for stock splits, stock dividends and similar events.

  On March 30, 2001, the closing price of Common Stock as reported on the NASDAQ National Market System was $14.31 per share.

Reasons for Amendment

  The Board of Directors believes that stock options and other stock-based awards play an important role in the success of the Company and that this role must increase if we are to continue to attract, motivate and retain the caliber of directors, officers and other employees necessary for out future growth and success. The amendment to the Plan is necessary to provide for an adequate number of shares of Common Stock available for grant under the Plan.

  The Board of Directors believes that the Plan will help the Company achieve its goals by keeping its incentive compensation program competitive with those of other companies. Accordingly, the Board of Directors has voted, subject to stockholder approval, to amend the Plan.

Summary of the Plan

  The following description of material terms of the Plan is intended to be a summary only. This summary is qualified in its entirety by the full text of the Plan, as amended, which is set forth on Exhibit A to this proxy statement.

  Plan Administration. The Plan provides for administration by a committee of not fewer than two non-employee directors (the "Administrator"), as appointed by the Board of Directors from time to time.

  The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Plan.

  Eligibility and Limitations on Grants. All officers, employees, directors and other key persons of the Company and its subsidiaries are eligible to participate in the Plan, subject to the discretion of the Administrator. The maximum award of restricted stock, performance shares or deferred stock (or combination thereof) for any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") will not exceed 500,000 shares of Common Stock (subject to adjustment for stock splits and similar events) for any performance cycle.

  Stock Options. Options granted under the Plan may be either Incentive Stock Options ("Incentive Options") (within the meaning of Section 422 of the Code) or Non-Qualified Stock Options ("Non-Qualified Options"). Options granted under the Plan will be Non-Qualified Options if they (i) fail to meet such definition of Incentive Options, (ii) are granted to a person not eligible to receive Incentive Options under the Code, or (iii) otherwise so provide. Incentive Options may be granted only to officers or other employees of the Company and its subsidiaries. Non-Qualified Options may be granted to persons eligible to receive Incentive Options and to non-employee directors and other key persons.

  Other Option Terms. The Administrator has authority to determine the terms of options granted under the Plan. Generally, except for options granted in lieu of cash compensation, all Incentive and Non-Qualified Options are granted with an exercise price that is not less than 100% of the fair market value of the shares of Common Stock on the date of the option grant. The Plan provides that such fair market value will be determined by the Administrator by reference to the market quotations of the shares of Common Stock on Nasdaq on the date of grant.

  The term of each option will be fixed by the Administrator and may not exceed ten years from date of grant. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee's lifetime only by the optionee, or by the optionee's legal representative or guardian in the case of the optionee's incapacity.

  Options granted under the Plan may be exercised for cash or, if permitted by the Administrator, by transfer to the Company (either actually or by attestation) of shares of Common Stock which are not then subject to restrictions under any Company stock plan, that have been held by the optionee for at least six months or were purchased on the open market, and that have a fair market value equivalent to the option exercise price of the shares being purchased, by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to the Company, or by delivery of a promissory note.

  At the discretion of the Administrator, stock options granted under the Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of Common Stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the Common Stock on the date the additional stock option is granted) to purchase that number of shares of Common Stock equal to the number delivered to exercise the original stock option and satisfy any required tax withholding. The purpose of this feature is to enable participants to maintain any equity interest in the Company without dilution.

  To qualify as Incentive Options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders. Awards of Incentive Options may be granted under the Stock Incentive Plan until October 27, 2009.

  Stock Appreciation Right. The Administrator may award a stock appreciation right ("SAR") either as a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option (or, in the case of a freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Common Stock on the date of grant) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, Common Stock, or a combination thereof, as determined by the Committee. If the SAR is granted in tandem with a stock option, exercise the SAR cancels the related option to the extent of such exercise.

  Stock Options Granted to Non-Employee Directors. The Administrator may make discretionary grants of Non-Qualified Options to non-employee directors.

  Restricted Stock. The Administrator may grant shares (at par value or for a higher purchase price determined by the Administrator) of Common Stock to any participant subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with the Company through a specified vesting period. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her award of restricted stock upon termination of employment.

  Unrestricted Stock. The Administrator may also grant shares (at par value or for a higher purchase price determined by the Administrator) of Common Stock which are free from any restrictions under the Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant.

  Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights credited under the Plan may be paid currently or be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalent rights at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under our dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares of Common Stock or a combination thereof, in a single installment or installments, as specified in the award.

  Deferred Stock Units. The Administrator may also award deferred stock units that are ultimately payable in the form of shares of Common Stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. During the deferral period, subject to terms and conditions imposed by the Administrator, the deferred stock awards may be credited with dividend equivalent rights. Subject to the consent of the Administrator, a participant may make an advance election to receive a portion of his or her compensation or restricted stock award otherwise due in the form of a deferred stock award.

  Performance Share Awards. The Administrator may grant performance share awards to any participant which entitle the recipient to receive shares of Common Stock upon the achievement of individual or company performance goals and such other conditions as the Administrator shall determine.

  Tax Withholding. Participants under the Plan are responsible for the payment of any federal, state or local taxes which the Company is required by law to withhold upon any option exercise or vesting of other awards. Participants may elect to have the minimum tax withholding obligations satisfied either by authorizing us to withhold shares of Common Stock to be issued pursuant to an option exercise or other award, or by transferring to the Company shares of Common Stock having a value equal to the amount of such taxes.

  Change of Control Provisions. The Stock Incentive Plan provides that in the event of a "change of control" as defined in the Plan, all stock options will automatically become fully exercisable. The restrictions and conditions on all other awards will automatically be deemed waived.

  Adjustments for Stock Dividends, Mergers, etc. The Stock Incentive Plan authorizes the Administrator to make appropriate adjustments to the number of shares of Common Stock that are subject to the Plan and to any outstanding stock options to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation of the Company, the Board of Directors in its discretion may provide for appropriate substitutions or adjustments of outstanding stock options or awards. Alternatively, outstanding stock options and awards will terminate; the option holder will receive a cash or in kind payment equal to the excess of the fair market value per share over the applicable exercise price, multiplied by the number of shares of Common Stock covered by the stock option, and the award holder will receive a cash or in kind payment of such appropriate consideration as determined by the Administrator in its sole discretion after taking into account the consideration payable per share of Common Stock pursuant to the business combination.

  Amendments and Termination. The Company's Board of Directors may at any time amend or discontinue the Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder's consent. To the extent required by the Code to ensure that options granted under the Plan qualify as Incentive Options or that compensation earned under stock options granted under the Plan qualifies as performance-based compensation under the Code, amendments to the Stock will be subject to approval by the Company's stockholders.

New Stock Grants

  No grants have been made with respect to the additional shares of Common Stock to be reserved for issuance under the Plan. The number of shares of Common Stock that may be granted to executive officers and non-executive officers is indeterminable at this time, as such grants are subject to the discretion of the Administrator.

Tax Aspects Under the U.S. Internal Revenue Code

  The following is a summary of the principal federal income tax consequences of transactions under the Plan. It does not describe all federal tax consequences under the Plan, nor does it describe state, local or foreign tax consequences. This U.S. federal income tax discussion is for general information only and may not address all tax considerations that may be significant to a holder of the Company's Common Stock. You are urged to consult your own tax advisor as to the particular tax consequences of the Plan, including the applicability and effect of any state, local or foreign laws and changes in applicable tax laws.

  Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an Incentive Option. If shares of Common Stock issued to an optionee pursuant to the exercise of an Incentive Option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) there will be no deduction for the Company for federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

  If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Common Stock) over the option price thereof, and (ii) the Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of Common Stock.

  If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

  Non-Qualified Options. With respect to Non-Qualified Options under the Plan, no income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and the Company receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the Non-Qualified Option is paid by tendering shares of Common Stock.

  Parachute Payments. The vesting of any portion of any option or other award that is accelerated due to the occurrence of a change of control of the Company may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

  Limitation on the Company's Deductions. As a result of Section 162(m) of the Code, the Company's deduction for certain awards under the Plan may be limited to the extent that a Named Executive Officer who is employed by the Company on the last day of the taxable year receives compensation in excess of $1,000,000 in such taxable year of the Company (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code).

Vote Required For Approval

  A quorum being present, the affirmative vote of a majority of the votes cast is necessary to adopt the amendment to the Company's 1999 Stock Option and Incentive Plan.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1999 STOCK OPTION AND INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN.

                           EXPENSES OF SOLICITATION

  The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

  Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the 2002 Annual Meeting must be received by the Company on or before December 16, 2001 to be eligible for inclusion in the Company's proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Any such proposal should be mailed to: Secretary, Plug Power Inc., 968 Albany-Shaker Road, Albany, New York, 12110.

  Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 2002 Annual Meeting, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company not later than February 23, 2002 or earlier than January 24, 2002; provided, however, that if the date of the 2002 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the 2001 Annual Meeting, such proposals must be received not earlier than 120 days prior or later than 90 days prior to the date of the 2002 Annual Meeting or the 10th day following the date on which public announcement of the 2002 Annual Meeting is made, as set forth in the By-laws. Stockholder proposals must include all supporting documentation required by the By-laws. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

                            INDEPENDENT ACCOUNTANTS

  PricewaterhouseCoopers LLP has served as the independent public accountants for the Company since 1997, and the Board of Directors intends to reappoint PricewaterhouseCoopers for the fiscal year ending December 31, 2001. A PricewaterhouseCoopers LLP representative will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock (collectively, "Section 16 Persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and Nasdaq. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it and written representations from certain Section 16 Persons that no other Section 16(a) reports were required for such persons, the Company believes that during Fiscal 2000 the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them, except that on December 15, 2000 Mr. Saillant was appointed as a director and President and Chief Executive Officer of the Company which should have been reported on Form 3 no later than December 28, 2000. Mr. Saillant filed Form 3 on January 10, 2001.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                   EXHIBIT A

                                PLUG POWER INC.

                            Audit Committee Charter

I. General Statement of Purpose

  The Audit Committee of the Board of Directors (the "Audit Committee") of Plug Power Inc. (the "Company") will assist the Board of Directors (the "Board") in fulfilling its general oversight and monitoring of management's and the independent auditor's participation in the Company's financial reporting process and the Company's procedures for compliance with legal and regulatory requirements. The primary objective of the Audit Committee in fulfilling these responsibilities is to promote and preserve the integrity of the Company's financial statements and the independence and performance of the Company's external independent auditor.

II. Audit Committee Composition

  The Audit Committee shall consist of at least three members who shall be appointed annually by the Board and shall satisfy the qualification requirements set forth in Rule 4350 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The Board shall designate one member of the Audit Committee to be Chairman of the committee.

III. Meetings

  The audit Committee generally is to meet four times per year in person or by telephone conference call, with any additional meetings as deemed necessary by the Audit Committee. Whenever possible, Committee meetings will be scheduled in conjunction with meetings of the Full Board.

IV. Audit Committee Activities

  The principal activities of the Audit Committee will generally include the following:

A. Review of Charter

  . Review and reassess the adequacy of this Charter annually and submit it to the Board for approval along with any recommended changes the Audit Committee deems advisable.

B. Audited Financial Statements and Annual Audit

  . Review the overall audit plan with the independent auditor and the members of management who are responsible for maintaining the Company's accounts and preparing the Company's financial statements, including the Company's Chief Financial Officer and such other officer or officers which are referred to herein collectively as the "Senior Accounting Executive."

  . Review and discuss with management (including the Company's Senior Accounting Executive) and with the independent auditor:

    (i) the Company's annual audited financial statements, including any significant financial reporting issues which have arisen in connection with the preparation of such audited financial statements;

    (ii) the adequacy of the Company's internal financial reporting controls that could significantly affect the integrity of the Company's financial statements; and

    (iii) major changes in and other questions regarding accounting and auditing principles and procedures.

  . Review and discuss with the independent auditor (outside of the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995.

  . Review and discuss with the independent auditor (outside of the presence of management) any problems or difficulties that the auditor may have encountered with management or others and any management letter provided by the auditor and the Company's response to that letter. This review shall include considering any difficulties encountered by the auditor in the course of performing its audit work, including any restrictions on the scope of its activities or access to information.

  . Review and discuss major changes to the Company's auditing and accounting principles and practices as may be suggested by the independent auditor or management.

  . Discuss with the independent auditor such issues as may be brought to the Audit Committee's attention by the independent auditor pursuant to Statement on Auditing Standards No. 61 ("SAS 61").

  . Based on the Audit Committee' review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and (3) with the independent auditor's concerning the auditor's independence, make a recommendation to the Board as to whether the Company's audited financial statements should be included in the Company's annual Report on Form 10-K.

  . Request that the independent auditor provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No.1, and review and discuss with the independent auditor, the independent auditor's independence.

  . Prepare the Audit Committee report required by Item 306 of Schedule 14A of the Securities Exchange Act of 1934 (or any successor provision) to be included in the Company's annual proxy statement.

C. Unaudited Quarterly Financial Statements

  . Review and discuss with management and the independent auditor the Company's quarterly financial statements. Such review shall include discussions between the Chairman of the Audit Committee, or the Audit Committee, and the independent auditor of such issues as may be brought to the Chairman's or Audit Committee's attention by the independent auditor pursuant to Statement on Auditing Standards No. 71.

D. Matters Relating to Selection, Performance and Independence of Independent Auditor

  .  Recommend to the Board the appointment of the independent auditor.

  . Instruct the independent auditor that the independent auditor's ultimate accountability is to the Board and the Audit Committee as representatives of the Company's shareholders.

  . Evaluate on an annual basis the performance of the independent auditor and, if necessary in the judgment of the Audit Committee, recommend that the Board replace the independent auditor.

  . Require that the independent auditor provide the Audit Committee with periodic reports regarding the auditor's independence, which shall include, but not be limited to, a formal written statement setting forth all relationships between the independent auditor and the Company or any of its officers or directors. The Audit Committee shall discuss such reports with the independent auditor, and if necessary in the judgment of the Audit Committee, the committee shall recommend that the Board take appropriate action to ensure the independence of the auditor or replace the auditor.

E. Matters Relating to the Independence of the Audit Committee

  . Periodically review the independence of each member of the Audit Committee and promptly bring to the attention of management and the Board any relationships or other matters that may in any way compromise or adversely affect the independence of any member of the Audit Committee or any member's ability to assist the Audit Committee in fulfilling its responsibilities under this Charter, including any such relationship or other matter that may have caused or may in the future cause the Company to fail to comply with the requirements set forth in Rule 4350 of the Marketplace Rules of the National Association of Securities Dealers, Inc.

F. General

  . The Audit Committee may be requested by the Board to review or investigate on behalf of the Board activities of the Company or of its employees, including compliance with laws, regulations or Company policies.

  .  Perform such other oversight functions as may be requested by the Board.

  . In performing its responsibilities, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and the independent auditor. The Audit Committee shall have the authority to retain special legal, accounting or other professionals to render advice to the committee. The Audit Committee shall have the authority to request that any officer or employee of the Company, the Company's outside legal counsel, the Company's independent auditor or any other professional retained by the Company to render advice to the Company to attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

  . Notwithstanding the responsibilities and powers of the Audit Committee as set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company's financial statements or determining whether or not the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. Such responsibilities are the duty of management and, to the extent of the independent auditor's audit responsibilities, the independent auditor. It also is not the duty of the Audit Committee to resolve disagreements, if any, between management and the independent auditor or to ensure compliance with laws, regulations or Company policies.

                                   EXHIBIT B

                                  PROPOSAL 2

                                 AMENDMENT TO
                                PLUG POWER INC.
                     1999 STOCK OPTION AND INCENTIVE PLAN

  Section 3(a) is replaced in its entirety with the following:

  Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 6,128,632 shares of Stock plus, as of the first day of each January and July, commencing July 1, 2001, 16.4 percent of any net increase since the preceding July 1 or January 1, as the case may be, in the total number of shares of Stock actually outstanding; plus shares of Stock underlying awards under the Plug Power, L.L.C. Membership Option Plan which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than be exercise) from time to time. Notwithstanding the foregoing, the maximum number of shares of Stock for which Incentive Stock Options may be issued under the Plan shall not exceed 4,561,002. For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that from and after the date the Company becomes subject to the provisions of Section 162(m) of the Code, Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual participant during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury.

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                                PLUG POWER INC.

                                 MAY 16, 2001

                Please Detach and Mail in the Envelope Provided


[X]  Please mark your votes
     as in this example.

                                                                 FOR all nominees
                                                              listed at right (except       ABSTAIN            NOMINEES:
                                                                 as marked to the          to vote for         George C. McNamee
                                                                  contrary below           all nominees        Douglas T. Hickey
Proposal 1:                                                            [_]                     [_]
Election of Class II Directors, each to hold office
until the Company's 2004 Annual Meeting of Stockholders
and until his successor is duly elected and qualified.

To abstain to vote for any individual nominee, write that nominee's name in the space below.

---------------------------------------------------------------------------

Proposal 2. The approval of an amendment                          FOR            AGAINST          ABSTAIN
to the Company's 1999 Stock Option and                            [_]              [_]              [_]
Incentive Plan to increase the number of
shares authorized to be issued as further
described in the Proxy Statement.

In their discretion, the Proxy holders are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please be sure to sign and date this Proxy.

PLEASE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.


Stockholder(s) Signature:                       Dated:                    , 2001
                         -----------------------      --------------------

NOTE: Please sign name exactly as shown here. If more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person, indicating title or authority.

                                PLUG POWER INC.

     PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PLUG POWER INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 16, 2001

     The undersigned hereby constitutes and appoints David Neumann and Ana-Maria Galeano Proxies of the undersigned, with full power of substitution in each of them, and authorizes each of them to represent and to vote all shares of common stock, par value $.01 per share, of Plug Power Inc. (the "Company") held of record by the undersigned as of the close of business on March 23, 2001, at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Albany Marriott, 189 Wolf Road, Albany, New York, at 10:00 a.m. local time, on Wednesday, May 16, 2001, and at any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). NEITHER PROPOSAL IS CONDITIONED ON THE APPROVAL OF THE OTHER PROPOSAL. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXY HOLDERS ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company's Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE.